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            E'TOWN CORPORATION AND SUBSIDIARIES                      Exhibit 11
     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                                                       1996           1995           1994
PRIMARY
 EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary                                        $ 15,886,268   $ 16,108,533  $  12,941,790
  Deduct: Preferred Stock Dividends                                    813,000        813,000        854,047
                                                                  ------------   ------------   ------------
  Net Income Available for Common Stock                           $ 15,073,268   $ 15,295,533   $ 12,087,743
                                                                  ============   ============   ============
 SHARES
  Weighted Average Number of Common Shares Outstanding               7,668,300      7,093,027      6,207,564
  Assuming Exercise of Options Reduced by the Number of
  Shares Which Could Have Been Purchased With the Proceeds
  From Exercise of Such Options                                          6,100          2,156          2,845
  Weighted Average Number of Common Shares                        ------------   ------------   ------------
  Outstanding As Adjusted                                            7,674,400      7,095,183      6,210,409
                                                                  ------------   ------------   ------------
Primary Earnings Per Share of Common Stock                        $       1.96   $       2.16   $       1.95
                                                                  ============   ============   ============
ASSUMING FULL DILUTION
 EARNINGS
  Income Before Preferred Stock Dividends of Subsidiary           $ 15,886,268   $ 16,108,533   $ 12,941,790
  Deduct: Preferred Stock Dividends                                    813,000        813,000        854,047
  Add: After Tax Interest Expense Applicable to 6 3/4%
   Convertible Subordinated Debentures                                 513,350        524,066        542,195
                                                                  ------------   ------------   ------------
   Adjusted Net Income                                            $ 15,586,618   $ 15,819,599   $ 12,629,938
                                                                  ============   ============   ============
 SHARES
  Weighted Average Number of Common Shares Outstanding               7,668,300      7,093,027      6,207,564
  Assuming Exercise of Options Reduced by the Number of
  Shares Which Could Have Been Purchased With the Proceeds               6,100          2,156          2,845
  From Exercise of Such Options Assuming Conversion of 6 3/4%
  Convertible Subordinated Debentures (a)                              291,707        299,613        308,943
                                                                  ------------   ------------   ------------
  Weighted Average Number of Common Shares Outstanding as Adjusted   7,966,107      7,393,796      6,519,352
                                                                  ------------   ------------   ------------
  Fully Diluted Earnings Per Share of Common Stock                $       1.96   $       2.14   $       1.94
                                                                  ============   ============   ============

(a) Convertible at $40 per share.
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